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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No.             )    *

Linktone Ltd.
(Name of Issuer)
American Depositary Shares, each representing 10 ordinary shares, par value US$0.0001 per share
(Title of Class of Securities)
535925101
(Cusip Number)
Mark C. Wehrly Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
November 28, 2007
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☒.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 46 Pages

Exhibit Index Found on Page 45

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ChinaRock Capital Management Limited
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong, China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 2 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Chun R. Ding
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 3 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Vincent Gao
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Australia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 4 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Chit Sum Cynthia Ng
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong, China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form

6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 5 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 371,400
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 371,400
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 371,400
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.5% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 175,300
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 175,300
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,300
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.7% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 22,600
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 22,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,600
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 13,400
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 13,400
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,400
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 9 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Tinicum Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 15,900
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 15,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,900
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 10 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 488,900
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 488,900
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 488,900
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.0% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 11 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Management, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,312,500
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,312,500
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,312,500
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.4% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 12 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,087,500
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,087,500
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,087,500
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.5% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 13 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William F. Duhamel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Douglas M. MacMahon
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William F. Mellin
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Millham
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jason E. Moment
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ashish H. Pant
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Derek C. Schrier
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Andrew J. M. Spokes
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thomas F. Steyer
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 25 of 46 Pages

13D

CUSIP No. 535925101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

** The reporting persons making this filing hold an aggregate of 2,400,000 ADSs, which is 9.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 13 below]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,400,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,400,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.9% (Based on 242,163,641 ordinary shares, par value $0.0001 per share, of Linktone Ltd. outstanding as of October 31, 2007, as disclosed by Linktone Ltd. in its Current Report on Form
6-K filed with the Securities and Exchange Commission on November 7, 2007)

14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 26 of 46 Pages

Preliminary Note: The Reporting Persons (defined below) previously filed a Schedule 13G, as amended, to report their ownership of certain ADSs (defined below), which represented more than 5% of the outstanding ordinary shares, par value US$0.0001 per share, of Linktone Ltd.

Item 1.    Security And Issuer

This statement relates to American Depositary Shares (the “ADSs”), each representing 10 ordinary shares, par value US$0.0001 per share, of Linktone Ltd. (the “Company”). The Company’s principal offices are located at 5/F, Eastern Tower, No. 689, Beijing Dong Road, Shanghai 200001, People’s Republic of China.

Item 2.	Identity And Background

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The ChinaRock Sub-adviser

                   (i) ChinaRock Capital Management Limited, a Hong Kong company limited by shares ("ChinaRock Sub-adviser"), which is a sub-investment adviser to the Farallon Funds, with respect to all the ADSs held by the Farallon Funds and Managed Accounts.

The ChinaRock Sub-adviser Individual Reporting Persons

(ii)          Chun R. Ding (“Ding”), a managing partner and director of the ChinaRock Sub-adviser, with respect to all of the ADSs held by the Farallon Funds and Managed Accounts;

(iii)        Chit Sum Cynthia Ng (“Ng”), a partner and director of the ChinaRock Sub-adviser, with respect to all of the ADSs held by the Farallon Funds and Managed Accounts;

(iv)        Vincent Gao (“Gao”), a partner of the ChinaRock Sub-adviser, with respect to all of the ADSs held by the Farallon Funds and Managed Accounts.

Ding, Ng and Gao are together referred to herein as the “ChinaRock Sub-adviser Individual Reporting Persons”.

The Farallon Funds

(v)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the ADSs held by it;

Page 27 of 46 Pages

(vi)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the ADSs held by it;

(vii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the ADSs held by it;

(viii)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the ADSs held by it;

(ix)	Tinicum Partners, L.P., a New York limited partnership (“Tinicum”), with respect to the ADSs held by it; and

(x)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the ADSs held by it.

FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the “Farallon Funds.”

The Management Company

(xi)

Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the ADSs held by certain accounts managed by the Management Company (the “Managed Accounts”).

The Farallon General Partner

(xii)

Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the “Farallon General Partner”), with respect to the ADSs held by each of the Farallon Funds.

The Farallon Managing Members

(xii)

The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the ADSs held by the Farallon Funds and the Managed Accounts: William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), Douglas M. MacMahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”) and Mark C. Wehrly (“Wehrly”).

Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Pant, Schrier, Spokes, Steyer and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.” The ChinaRock Individual Reporting Persons and the Farallon Individual Reporting Persons are together referred to herein as the “Individual Reporting Persons.”

(b)           The address of the principal business office of (i) the Farallon Funds, the Management Company and the Farallon General Partner is One Maritime Plaza, Suite 2100, San

Page 28 of 46 Pages

Francisco, California 94111, (ii) the ChinaRock Subadviser is 2804 One Exchange Square, 8 Connaught Place, Central, Hong Kong, China and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

(c)           The principal business of each of the Farallon Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the ChinaRock Sub-adviser is to act as a sub-investment adviser to the Farallon Funds and the Managed Accounts. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

(d)           None of the Farallon Funds, the ChinaRock Sub-adviser, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)           None of the Farallon Funds, the ChinaRock Sub-adviser, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)            The citizenship of each of the Farallon Funds, the ChinaRock Sub-adviser, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Gao, Ng, Pant and Spokes is a citizen of the United States. Gao is a citizen of Australia. Ng is a citizen of Hong Kong, China. Pant is a citizen of India. Spokes is a citizen of the United Kingdom. The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source And Amount Of Funds And Other Consideration

The net investment cost (including commissions) for the ADSs held by each of the Farallon Funds and the Managed Accounts is set forth below:

Entity	ADSs Held	Approximate Net Investment Cost
FCP	371,400	$1,256,129
FCIP	175,300	$565,030
FCIP II	22,600	$76,617
FCIP III	13,400	$43,923
Tinicum	15,900	$53,251
FCOI II	488,900	$1,627,008
Managed Accounts	1,312,500	$4,396,264

                The consideration for such acquisitions was obtained as follows: (i) with respect to FCP, Tinicum and FCOI II, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum and FCOI II at Goldman, Sachs

Page 29 of 46 Pages

 & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the ADSs.

Item 4. Purpose Of The Transaction

The purpose of the acquisition of the ADSs is for investment, and the acquisitions of the ADSs by each of the Farallon Funds and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

Although no Reporting Person has any specific plan or proposal to acquire or dispose of ADSs, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional ADSs or dispose of any or all of its ADSs depending upon an ongoing evaluation of the investment in the ADSs, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of ADSs which it may hold at any point in time.

Also, consistent with their investment intent, the Reporting Persons may engage in communications with, without limitation, one or more shareholders of the Company, one or more officers of the Company, one or more members of the board of directors of the Company or any other persons regarding the Company, including but not limited to its operations and the Company’s agreement with PT Media Nusantara Citra for PT Media Nusantara Citra to purchase not less than 51% of Linktone’s outstanding shares.

Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5. Interest In Securities Of The Issuer

(a)	The ChinaRock Sub-adviser

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for the ChinaRock Sub-adviser is incorporated herein by reference. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 242,163,641 ordinary shares outstanding as of October 31, 2007, as disclosed by the Company in its Form 6-K filed with the Securities and Exchange Commission on November 7, 2007.

(c)	None.

(d)

Each of the ChinaRock Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the ADSs held by the Farallon Funds as reported herein. The ChinaRock Sub-adviser and the Management

Page 30 of 46 Pages

Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the ADSs held by the Managed Accounts as reported herein. The ChinaRock Sub-advisor Individual Reporting are each control persons of the ChinaRock Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	Not applicable.

(b)	The ChinaRock Sub-adviser Individual Reporting Persons

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for each ChinaRock Sub-adviser Individual Reporting Person is incorporated herein by reference for each such ChinaRock Sub-adviser Individual Reporting Person.

(c)	None.

(d)

Each of the ChinaRock Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the ADSs held by the Farallon Funds. Each of the ChinaRock Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the ADSs held by the Managed Accounts. The ChinaRock Sub-adviser Individual Reporting Persons are each control persons of the ChinaRock Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Compnay.

(e)	Not applicable.

(c)	The Farallon Funds

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Fund is incorporated herein by reference for each such Farallon Fund.

(c)

The trade dates, number of ADSs purchased or sold and the price per ADS (including commissions) for all purchases and sales of the ADSs by the Farallon Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

(d)

Each of the ChinaRock Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the ADSs held by the Farallon Funds as reported herein. The ChinaRock Sub-adviser Individual Reporting Persons are each control persons of the ChinaRock Sub-adviser. The

Page 31 of 46 Pages

Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	Not applicable.

(d)	The Management Company

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

(c)

The trade dates, number of ADSs purchased or sold and the price per ADS (including commissions) for all purchases and sales of the ADSs by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

(d)

Each of the ChinaRock Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the ADSs held by the Managed Accounts as reported herein. The ChinaRock Sub-adviser Individual Reporting Persons are each control persons of the ChinaRock Sub-adviser. The Farallon Individual Reporting Persons are managing members of the Management Company.

(e)	Not applicable.

(e)	The Farallon General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

(c)	None.

(d)

Each of the ChinaRock Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the ADSs held by the Farallon Funds as reported herein. The ChinaRock Sub-adviser Individual Reporting Persons are each control persons of the ChinaRock Sub-adviser. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	Not applicable.

(f)	The Farallon Individual Reporting Persons

(a),(b)

The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

Page 32 of 46 Pages

(c)	None.

(d)

Each of the ChinaRock Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the ADSs held by the Farallon Funds as reported herein. Each of the China Rock Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the ADSs held by the Managed Accounts as reported herein. The ChinaRock Sub-adviser Individual Reporting Persons are each control persons of the ChinaRock Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

(e)	Not applicable.

The ADSs reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The ChinaRock Sub-adviser, as sub-investment advisers to the Farallon Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such ADSs owned by the Farallon Funds and the Managed Accounts. The ChinaRock Sub-adviser Individual Reporting Persons, as control persons of the ChinaRock Sub-adviser, may each be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such ADSs owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such ADSs owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such ADSs owned by the Funds and the Managed Accounts. Each of the ChinaRock Sub-adviser, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such ADSs.

Item 6. Contracts, Arrangements, Understandings Or Relationships With Respect To Securities Of The Issuer

Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7. Materials To Be Filed As Exhibits

There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

Page 33 of 46 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 10, 2007

/s/ Monica R. Landry

CHINAROCK CAPITAL MANAGEMENT LIMITED

By Monica R. Landry, Attorney-in-fact

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Monica R. Landry,

Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for each of

Chun R. Ding, William F. Duhamel, Richard B. Fried, Vincent Gao, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Chit Sum Cynthia Ng, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly

The Power of Attorney executed by each of ChinaRock Capital Management Limited, Ding, Gao and Ng authorizing Landry to sign and file this Schedule 13D on its, his or her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on September 20, 2007 by such Reporting Persons with respect to the Common Stock of Pantheon China Acquisition Corp., is hereby incorporated by reference. The Power of Attorney executed by each of Duhamel, Fried, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Steyer, and Wehrly authorizing Landry to sign and file this Schedule 13D on his or her behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference. The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D

Page 34 of 46 Pages

filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.

Page 35 of 46 Pages

ANNEX 1

Set forth below with respect to the ChinaRock Sub-adviser, the Management Company and the Farallon General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.	The ChinaRock Sub-adviser

(a)	ChinaRock Capital Management Limited
(b)	2804 One Exchange Square, 8 Connaught Place
Central, Hong Kong, China
(c)	Serves as sub-investment adviser to investment funds and managed accounts
(d)	Hong Kong company limited by shares
(e)	Managing Partner and Director: Chun R. Ding; Partner and Director: Chit Sum Cynthia Ng; Partner: Vincent Gao

2.	The ChinaRock Sub-adviser Individual Reporting Persons

Ding is a citizen of the United States. Gao is a citizen of Australia. Ng is a citizen of Hong Kong, China. The business address of each of the ChinaRock Sub-adviser Individual Reporting Persons is 2804 One Exchange Square, 8 Connaught Place, Central, Hong Kong, China. The principal occupation of each of the ChinaRock Sub-adviser Individual Reporting Persons is serving as the managing partner or partner and directors of the ChinaRock Sub-adviser. The ChinaRock Sub-adviser Individual Reporting Persons do not have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

5.	The Management Company

(a)	Farallon Capital Management, L.L.C.
(b)	One Maritime Plaza, Suite 2100

San Francisco, California 94111

(c)	Serves as investment adviser to various managed accounts
(d)	Delaware limited liability company
(e)

Managing Members: Thomas F. Steyer, Senior Managing Member; William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Gregory S. Swart and Mark C. Wehrly, Managing Members.

6.	The Farallon General Partner

(a)	Farallon Partners, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C.

One Maritime Plaza, Suite 2100

Page 36 of 46 Pages

San Francisco, California 94111

(c)	Serves as general partner to investment partnerships
(d)	Delaware limited liability company
(e)

Managing Members: Thomas F. Steyer, Senior Managing Member; William F. Duhamel, Alice F. Evarts, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Gregory S. Swart and Mark C. Wehrly, Managing Members.

7.	Managing Members of the Management Company and the Farallon General Partner

Each of the managing members of the Management Company and the Farallon General Partner other than Gregory S. Swart, Ashish H. Pant and Andrew J. M. Spokes is a citizen of the United States. Gregory S. Swart is a citizen of New Zealand. Ashish H. Pant is a citizen of India. Andrew J. M. Spokes is a citizen of the United Kingdom. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

Page 37 of 46 Pages

SCHEDULE A

FARALLON CAPITAL PARTNERS, L.P.

TRADE DATE	NO. OF ADSs PURCHASED (P)	PRICE PER ADS ($)
11/28/2007	25,400	$3.29
11/28/2007	3,500	$3.30
11/29/2007	8,100	$3.26
11/30/2007	9,300	$3.42
12/3/2007	2,000	$3.38
12/4/2007	1,000	$3.41
12/5/2007	600	$3.45

Page 38 of 46 Pages

SCHEDULE B

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

TRADE DATE	NO. OF ADSs PURCHASED (P)	PRICE PER ADS ($)
11/28/2007	37,300	$3.29
11/28/2007	5,100	$3.30
11/29/2007	11,800	$3.26
11/30/2007	13,400	$3.42
12/3/2007	3,100	$3.38
12/4/2007	1,500	$3.41
12/5/2007	800	$3.45

Page 39 of 46 Pages

SCHEDULE C

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

TRADE DATE	NO. OF ADSs PURCHASED (P)	PRICE PER ADS ($)
11/28/2007	900	$3.29
11/28/2007	100	$3.30
11/29/2007	300	$3.26
11/30/2007	300	$3.42
12/3/2007	100	$3.38
12/4/2007	100	$3.41

Page 40 of 46 Pages

SCHEDULE D

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

TRADE DATE	NO. OF ADSs PURCHASED (P)	PRICE PER ADS ($)
11/28/2007	3,600	$3.29
11/28/2007	500	$3.30
11/29/2007	1,100	$3.26
11/30/2007	1,200	$3.42
12/3/2007	300	$3.38
12/4/2007	100	$3.41
12/5/2007	100	$3.45

Page 41 of 46 Pages

SCHEDULE E

TINICUM PARTNERS, L.P.

TRADE DATE	NO. OF ADSs PURCHASED (P)	PRICE PER ADS ($)
11/28/2007	1,800	$3.29
11/28/2007	300	$3.30
11/29/2007	500	$3.26
11/30/2007	600	$3.42
12/3/2007	200	$3.38
12/4/2007	100	$3.41

Page 42 of 46 Pages

SCHEDULE F

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

TRADE DATE	NO. OF ADSs PURCHASED (P)	PRICE PER ADS ($)
11/28/2007	80,000	$3.29
11/28/2007	11,000	$3.30
11/29/2007	24,900	$3.26
11/30/2007	27,400	$3.42
12/3/2007	6,200	$3.38
12/4/2007	3,100	$3.41
12/5/2007	1,800	$3.45

Page 43 of 46 Pages

SCHEDULE G

FARALLON CAPITAL MANAGEMENT, L.L.C.

TRADE DATE	NO. OF ADSs PURCHASED (P)	PRICE PER ADS ($)
11/28/2007	214,500	$3.29
11/28/2007	29,500	$3.30
11/29/2007	65,300	$3.26
11/30/2007	72,300	$3.42
12/3/2007	16,300	$3.38
12/4/2007	7,900	$3.41
12/5/2007	4,700	$3.45

Page 44 of 46 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 45 of 46 Pages

EXHIBIT 1

to

SCHEDULE 13D

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: December 10, 2007

/s/ Monica R. Landry

CHINAROCK CAPITAL MANAGEMENT LIMITED

By Monica R. Landry, Attorney-in-fact

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Vincent Gao, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Chit Sum Cynthia Ng, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly

Page 46 of 46 Pages